Exhibit 99.1

02/02/04 Press Release

GEO Specialty Chemicals Misses Bond Interest Payment Due February 2; 30-Day Grace Period In Effect

CLEVELAND, Ohio, February 2, 2004: GEO Specialty Chemicals, Inc. said today that it did not make the interest payment due February 2 on its 10 1/8% senior subordinated notes. This commences a 30-day grace period during which the company will need to make the interest payment in order to avoid an event of default under its various financing agreements.

With respect to the company’s position, George P. Ahearn, President and Chief Executive Officer of GEO stated “We very much regret the current situation but we remain hopeful that the long term effect of this step will be to increase the company’s value and benefit all interested parties.” Ahearn said that the Company would continue to operate with its existing cash resources and cash flow from operations while it negotiates with its equity sources, bank group and other stakeholders and explores its strategic options. Although it is intended that these discussions will be conducted on a consensual basis, there can be no assurance that an agreement will ultimately be reached.

William P. Eckman, Chief Financial Officer of GEO, added “This development does not affect our immediate ability to pay our employees or vendors or fill orders and serve our customers.” He further commented “All of GEO’s lines of business are continuing to operate and are delivering high quality products and services to customers as usual.” The company continues to be on current terms with its trade creditors and currently has adequate liquidity to pay in a timely manner its operating and trade-related obligations in the ordinary course.

The company has engaged CIBC World Markets to advise it with respect to evaluating strategic and financial options.

GEO is a global manufacturer of specialty chemicals serving the water-treatment, rubber and plastics, coating, construction, opto-electronics and compound semiconductor industries. GEO has seventeen plants in the USA, and two plants in Europe.

Statements contained in this press release that are not historical facts are forward-looking statements. In addition, GEO, through its senior management, may from time to time make forward-looking public statements concerning the matters described in this press release. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. GEO’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in this press release and in the public filings made by GEO with the Securities and Exchange Commission, including GEO’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q, and forward-looking statements contained in this press release or in other public statements of GEO or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.